[LETTERHEAD OF CONYERS DILL & PEARMAN LIMITED]

Exhibit 5.3

4 April 2012

Weatherford International Ltd.

2000 St. James Place

Houston, Texas 77056

U.S.A.

Dear Sirs

Weatherford International Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company, a Bermuda exempted company, in connection with its registration statement on Form S-3 (Registration Nos. 333-169400, 333-169400-01 and 333-169400-02) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 16 September 2010 (the “Registration Statement”), and the prospectus supplement thereto, dated 30 March 2012, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company, of an aggregate of US$750,000,000 in principal amount of 4.50% Senior Notes of the Company due 2022 (the “2022 Notes”) and an aggregate of US$550,000,000 in principal amount of 5.95% Senior Notes of the Company due 2042 (the “2042 Notes,” together with the 2022 Notes, the “Notes”), with each of the Notes being issued in the form of a global note.

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

(i)	the Registration Statement;

(ii)	the final base prospectus forming part of the Registration Statement dated 16 September 2010 and filed with the Commission on 16 September 2010 (the “Base Prospectus”);

(iii)	a final prospectus supplement forming part of the Registration Statement dated 30 March 2012 and filed with the Commission on 2 April 2012 (the “Final Prospectus Supplement”);

(iv)	an indenture among the Company, Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”) and Deutsche Bank Trust Company Americas as trustee (the “Trustee”) dated as of 1 October 2003 (the “Indenture”);

(v)	a third supplemental indenture to the Indenture among the Company, Weatherford Delaware, Weatherford International Ltd., a Swiss joint-stock corporation, (“Weatherford Switzerland”) and the Trustee dated as of 26 February 2009 (the “Third Supplemental Indenture” and together with the Indenture and the Third Supplemental Indenture, the “Indenture Documents”);

(vi)	the form of fifth supplemental indenture among the Company, Weatherford Delaware, Weatherford Switzerland and the Trustee (the “Fifth Supplemental Indenture”); and

(vii)	the form of Notes attached to the Fifth Supplemental Indenture.

The documents listed in items (iv) through (vii) above are herein sometimes collectively referred to as the “Documents” and the documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Disclosure Documents”. Each of the terms 2022 Notes, 2042 Notes, Notes, Registration Statement, Base Prospectus, Final Prospectus Supplement, Indenture, Third Supplemental Indenture, Fifth Supplemental Indenture, Indenture Documents, Documents and Disclosure Documents does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto.

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 4 April 2012, minutes of meetings of the board of directors of the Company (the “Board”) held on 3 September 2003, 9 May 2006 and 5 February 2009 and written consent resolutions of the Board dated 14 September 2010, 29 March 2012 and 30 March 2012, each certified by the Secretary of the Company on 4 April 2012 (collectively, the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture Documents by each of the parties thereto and the physical delivery of the Documents by the Company with an intention to be bound thereby, (e) that the Notes will be or have been duly authenticated by the Trustee, (f) the accuracy and completeness of all factual representations made in the Disclosure Documents and the Documents and other documents reviewed by us, (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (h) that the Company is entering into the Documents pursuant to its business of acting as a holding company, (i) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (j) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (k) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the jurisdiction of any federal or state court located in the Borough of Manhattan in the City of New York, New York, (l) that none of the parties to the Documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (m) at the time of issue of the Notes, the Bermuda Monetary Authority will not have revoked or amended its general permissions dated 1 June 2005, (n) that no Notes will be issued or transferred to persons deemed resident of Bermuda for exchange control purposes, and (o) that on the date of entering into the Documents, including issuing the Notes, the Company is and after entering into the Documents and issuing the Notes will be able to pay its liabilities as they become due.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of Bermuda enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In this opinion, “4.50% senior notes of the Company” means “4.50% senior debt of the Company”, and “5.95% senior notes of the Company” means “5.95% senior debt of the Company”.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents.

3. Upon the due execution, delivery and issuance of the Notes and payment of the consideration therefor, such Notes will constitute valid, binding and enforceable obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Final Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

CONYERS DILL & PEARMAN LIMITED

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